Term Sheet To product supplement BK dated January 20, 2012, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 1580BK/A† Registration Statement No. 333-162195 Dated July 24, 2012; Rule 433
Deutsche Bank AG

Structured Investments	Deutsche Bank AG, London Branch $ Contingent Coupon Securities Linked to the Performance of Brent Crude Futures Contracts due August 7, 2013
General
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The Contingent Coupon Securities (the “securities”) are linked to the performance of the nearby month’s brent crude futures contract (the “Reference Underlying”) and may pay a Contingent Coupon on a monthly basis at a rate of 1.10% per month. The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Price of the Reference Underlying on the applicable Observation Date is equal to or greater than the Coupon Barrier, which is equal to 85.00% of the Initial Price. If the Final Price is equal to or greater than the Threshold Price, which is equal to 85.00% of the Initial Price, investors will be entitled to receive a cash payment on the Maturity Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date.  If the Final Price is less than the Threshold Price, investors will be entitled to receive a cash payment that is less than the full Face Amount, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Reference Underlying. Investors should be willing to lose a significant portion or all of their initial investment if the Final Price is less than the Threshold Price.  Any payment on the securities, including the Contingent Coupon payments and payment at maturity, is subject to the credit of the Issuer.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	Senior unsecured obligations of Deutsche Bank AG maturing August 7, 2013†††.
•	The securities are expected to price on or about July 27, 2012 (the “Trade Date”) and are expected to settle on or about August 1, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Reference Underlying:	The nearby month’s brent crude futures contract traded on the IntercontinentalExchange (“ICE”) (Bloomberg: CO1 <Comdty>)
Contingent Coupon:
•  If the Closing Price of the Reference Underlying on any Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.
•  If the Closing Price of the Reference Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal monthly installments accrued at the Coupon Rate of 1.10% per month.

Coupon Barrier:	85.00% of the Initial Price
Coupon Payment Dates:
The third business day following the applicable Observation Date, subject to acceleration as described under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.

Coupon Rate:
The Coupon Rate is 1.10% per month. The table below sets forth each Observation Date, expected Coupon Payment Date, nearby month’s futures contract  and Contingent Coupon applicable to such Observation Date.

Observation Date††	Expected Coupon Payment Date	Nearby Month’s Futures Contract	Contingent Coupon (per $1,000 Face Amount)
August 28, 2012	August 31, 2012	October 2012	$11.00
September 27, 2012	October 2, 2012	November 2012	$11.00
October 29, 2012	November 1, 2012	December 2012	$11.00
November 27, 2012	November 30, 2012	January 2013	$11.00
December 27, 2012	January 2, 2013	February 2013	$11.00
January 28, 2013	January 31, 2013	March 2013	$11.00
February 27, 2013	March 4, 2013	April 2013	$11.00
March 27, 2013	April 3, 2013	May 2013	$11.00
April 29, 2013	May 2, 2013	June 2013	$11.00
May 28, 2013	May 31, 2013	July 2013	$11.00
June 27, 2013	July 2, 2013	August 2013	$11.00
August 2, 2013 (Final Valuation Date)	August 7, 2013 (Maturity Date)	September 2013	$11.00

(Key Terms continued on next page)
†This amended and restated term sheet amends and restates term sheet No. 1580BK in its entirety. We refer to this amended and restated term sheet as “term sheet.”
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
July 24, 2012

(Key Terms continued from previous page)

Payment at Maturity:
•     If the Final Price is equal to or greater than the Threshold Price, you will receive a cash payment per security on the Maturity Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date.
•     If the Final Price is less than the Threshold Price, you will receive a cash payment per security equal to the Face Amount plus the product of the Face Amount and the negative Reference Underlying Return.
Under these circumstances, the Reference Underlying Return will  be negative and you will lose 1.00% of the Face Amount for every 1.00% the Final Price is less than the Initial Price. Accordingly, you will lose a significant portion or all of your initial investment.

Any Payment at Maturity is subject to the credit of the Issuer.
Reference Underlying Return:	The Reference Underlying Return will be calculated as follows: Final Price – Initial Price Initial Price
Threshold Price:	85.00% of the Initial Price
Initial Price:	The Closing Price of the Reference Underlying on the Trade Date, determined by reference to the September 2012 brent crude futures contract.
Final Price:	The Closing Price of the Reference Underlying on the Final Valuation Date, determined by reference to the September 2013 brent crude futures contract.
Closing Price:
On any scheduled trading day, the official settlement price per barrel of Brent Blend Crude Oil on ICE of the futures contract set to expire in the applicable nearby month, stated in U.S. dollars, as made public by ICE (Bloomberg: CO1 <Comdty>).

Trade Date:	July 27, 2012
Settlement Date:	August 1, 2012
Final Valuation Date††:	August 2, 2013
Maturity Date†††:	August 7, 2013
Calculation Agent:	Deutsche Bank AG, London Branch
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN	2515A1L58 / US2515A1L586
†† Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
††† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with product supplement BK dated January 20, 2012, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BK dated January 20, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512018707/d286430d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

All references to “Initial Price,” “Final Price,” “Closing Price” and “Threshold Price” in this term sheet shall be deemed to refer to “Initial Level,” “Final Level,” “Closing Level” and “Threshold Level,” respectively, as used in the accompanying product supplement.

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities
The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount for a hypothetical range of performances. The hypothetical Payments at Maturity set forth below reflect a Coupon Rate of 1.10% per month and assume a hypothetical Initial Price of $110.00, a hypothetical Coupon Barrier of $93.50 and a hypothetical Threshold Price of $93.50 for the Reference Underlying. The actual Initial Price, Coupon Barrier and Threshold Price for the Reference Underlying will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Final Price of the Reference Underlying	Return of the Reference Underlying (%)	Payment at Maturity (excluding Contingent Coupon payments) ($)	Return on the Securities at Maturity (excluding Contingent Coupon payments) (%)
$220.00	100.00%	$1,000.00	0.00%
$209.00	90.00%	$1,000.00	0.00%
$198.00	80.00%	$1,000.00	0.00%
$187.00	70.00%	$1,000.00	0.00%
$176.00	60.00%	$1,000.00	0.00%
$165.00	50.00%	$1,000.00	0.00%
$154.00	40.00%	$1,000.00	0.00%
$143.00	30.00%	$1,000.00	0.00%
$132.00	20.00%	$1,000.00	0.00%
$121.00	10.00%	$1,000.00	0.00%
$110.00	0.00%	$1,000.00	0.00%
$99.00	-10.00%	$1,000.00	0.00%
$93.50	-15.00%	$1,000.00	0.00%
$88.00	-20.00%	$800.00	-20.00%
$82.50	-25.00%	$750.00	-25.00%
$77.00	-30.00%	$700.00	-30.00%
$66.00	-40.00%	$600.00	-40.00%
$55.00	-50.00%	$500.00	-50.00%
$44.00	-60.00%	$400.00	-60.00%
$33.00	-70.00%	$300.00	-70.00%
$22.00	-80.00%	$200.00	-80.00%
$11.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

The following hypothetical examples illustrate how the returns set forth in the tables above are calculated.

Example 1: The price of the Reference Underlying increases 10.00% from the Initial Price of $110.00 to the Final Price of $121.00. Because the Final Price is greater than the Threshold Price of $93.50, the investor will receive a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).  In addition, regardless if any Contingent Coupon payments have or have not previously been paid, because the Final Price is greater than the Coupon Barrier of $93.50, the investor will receive the Contingent Coupon of $11.00 per $1,000.00 Face Amount of securities on the Maturity Date.

Example 2: The price of the Reference Underlying decreases 10.00% from the Initial Price of $110.00 to the Final Price of $99.00. Because the Final Price is greater than the Threshold Price of $93.50, the investor will receive a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).  In addition, regardless if any Contingent Coupon payments have or have not previously been paid, because the Final Price is greater than the Coupon Barrier of $93.50, the investor will receive the Contingent Coupon of $11.00 per $1,000.00 Face Amount of securities on the Maturity Date.

Example 3: The price of the Reference Underlying decreases 40.00% from the Initial Price of $110.00 to the Final Price of $66.00. Because the Final Price is less than the Threshold Price of $93.50, the investor will receive a cash payment of $600.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000.00 + ($1,000 x -40.00%) = $600.00

Regardless if any Contingent Coupon payments have or have not previously been paid, because the Final Price is less than the Coupon Barrier of $93.50, the investor will not receive the Contingent Coupon on the Maturity Date.

Selected Purchase Considerations

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THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 1.10% per month only if the Closing Price of the Reference Underlying is equal to or greater than the Coupon Barrier on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk of the Reference Underlying declining below the Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period. Because the securities are our senior unsecured obligations, any Contingent Coupon payment or any Payment at Maturity is subject to the credit of the Issuer.

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CONTINGENT COUPON PAYMENTS — Contingent Coupon payments will be made on the securities in arrears on the relevant Coupon Payment Dates only if the Closing Price of the Reference Underlying on the relevant Observation Date is equal to or greater than the Coupon Barrier.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES – If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this term sheet for more information.

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TAX CONSEQUENCES — Due to the lack of controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a prepaid financial contract with associated contingent coupons. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, upon the maturity or disposition of the securities, you generally should recognize capital gain or loss equal to the difference between the amount of cash received (other than any contingent coupon payment) and your adjusted tax basis in the securities, which should be long-term capital gain or loss if you have held the securities for more than one year, although the treatment of sales proceeds attributable to an accrued but unpaid coupon is unclear. While the U.S. federal income tax treatment of the stated coupon payments on the securities is uncertain, to the extent we may be required to file information returns with respect to stated coupon payments to certain U.S. holders, we intend to treat these payments as ordinary income. To the extent we have responsibility as a withholding agent, we intend to treat any coupon payments on the securities made to a non-U.S. holder as U.S.-source income subject to withholding at a rate of 30% absent a claim for an exemption or reduction under an applicable income tax treaty.

In 2007, Treasury and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — You will receive your initial investment at maturity so long as the Final Price is greater than or equal to the Threshold Price. However, if the Final Price is less than the Threshold Price, you will lose 1.00% of the Face Amount for every 1.00% the Final Price of the Reference Underlying is below the Initial Price. Accordingly, under these circumstances, you will lose a significant portion or all of your initial investment in the securities.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPONS REGARDLESS OF ANY APPRECIATION IN THE REFERENCE UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid Contingent Coupon, at maturity. You will not participate in the appreciation of the Reference Underlying even if the Final Price of the Reference Underlying is greater than or equal to the Initial Price. The maximum Payment at Maturity will be $1,000 per Face Amount (excluding Contingent Coupon payments), regardless of any appreciation of the Reference Underlying, which may be significant.

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NO CONTINGENT COUPON WILL ACCRUE OR BE PAID IN ANY PERIOD IN WHICH THE CLOSING PRICE OF THE REFERENCE UNDERLYING ON THE RELEVANT OBSERVATION DATE IS LESS THAN THE COUPON BARRIER — If the Closing Price of the Reference Underlying on an Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for that entire period. You will receive the Contingent Coupon payment for a period only if the Closing Price of the Reference Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier. If the Closing Price of the Reference Underlying is below the Coupon Barrier on each Observation Date, you will receive no Contingent Coupon payments during the entire term of the securities. Generally, this non-payment of Contingent Coupons coincides with a period of greater risk of loss of your initial investment in the securities.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Contingent Coupon payment or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive the Contingent Coupon payments or Payment at Maturity owed to you under the terms of the securities.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — Commodity futures contracts such as the Reference Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the value of the Reference Underlying. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Contingent Coupon payments and the Payment at Maturity on the securities are linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

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THE SECURITIES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The securities offer investors exposure to the price of ICE-traded brent crude futures contracts and not to the price of brent crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE REFERENCE UNDERLYING OR OTHER RELATED CONTRACTS — The Contingent Coupon payments and the Payment at Maturity on the securities are based on the Closing Price of the Reference Underlying on the Observation Dates. The return on your securities may not reflect the return you would realize if you directly invested in the Reference Underlying, or any exchange-traded or over-the-counter instruments based on the Reference Underlying. You will not have any rights that holders of such commodity or instruments have.

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PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Reference Underlying and, as a result, the market value of the securities, and any payments you may receive in respect of the securities. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Reference Underlying and, as a result, the market value of the securities.

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CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The securities are linked to the performance of futures contracts on an underlying physical commodity, brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and the Closing Price on each Observation Date will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the securities may be less than would otherwise be the case if the Initial Price and the Closing Price on each Observation Date would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Reference Underlying and, therefore, the value of the securities.

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THE SECURITIES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE OIL AS A COMMODITY — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Reference Underlying, and the market value of the securities linked to the Reference Underlying, may offset or enhance the effect of another factor.

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FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS —Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Reference Underlying will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Reference Underlying and, therefore, the securities.

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THERE ARE CERTAIN RISKS RELATING TO THE PRICE OF THE REFERENCE UNDERLYING, AS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE REFERENCE UNDERLYING AS DETERMINED BY ICE — The Reference Underlying is traded on ICE. The price of the Reference Underlying will be determined by reference to the official settlement price per barrel of Brent Blend Crude Oil on ICE of the nearby month’s futures contract, stated in U.S. dollars, as made public by ICE. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

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A DECISION BY ICE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE REFERENCE UNDERLYING — If ICE increases the amount of collateral required to be posted to hold positions in the Reference Underlying (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Reference Underlying to decline significantly.

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PAST PERFORMANCE OF THE REFERENCE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Reference Underlying may bear little relation to the historical prices of the Reference Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Reference Underlying or whether the performance of the Reference Underlying will result in any return of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Contingent Coupon payments and Payment at Maturity described in this term sheet are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Reference Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Reference Underlying on any Observation Date is less than the Coupon Barrier;

•	the expected volatility of the price of brent crude, and of the prices of exchange-traded futures contracts for the purchase or delivery of brent crude;

•	supply and demand trends for brent crude, and for exchange-traded futures contracts for the purchase and delivery of brent crude;

•	the time remaining to maturity of the securities;

•	interest rates and yields in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines.  We or our affiliates may also engage in trading in instruments linked to the Reference Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Reference Underlying to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the Contingent Coupon payments, Final Price of the Reference Underlying and Payment at Maturity based on the Closing Price of the Reference Underlying in the market. The calculation agent can postpone the determination of, or use an alternate method to calculate, the Closing Price of the Reference Underlying if a market disruption event occurs on any of the Observation Dates. The determination of a market disruption event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no controlling legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts with associated contingent coupons. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of brent crude futures contracts from January 2, 2002 through July 19, 2012. The prices of brent crude futures contracts shown in the graph below are the official settlement prices per barrel of Brent Blend Crude Oil on ICE of the nearby month's futures contract stated in U.S. dollars, as made public by ICE. You can obtain the price of the nearby month’s brent crude futures contract from the Bloomberg page “CO1 <Comdty>.” The price of the nearby month’s brent crude futures contract on July 19, 2012 was $107.80.

We obtained the information below regarding the price of the Reference Underlying from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Reference Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Reference Underlying on each Observation Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Reference Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.